Exhibit 10.14

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into as of May 20, 2011 by and between Spencer M. Rascoff (“Executive”) and Zillow, Inc., a Washington corporation (the “Company”), to become effective as of the Effective Date (as defined in Appendix A). As of the Effective Date, this Agreement shall supersede and replace in its entirety the employment offer letter, dated February 9, 2005 previously entered into by the parties.

Certain capitalized terms in this Agreement have the meanings set forth in Appendix A attached to this Agreement, which is incorporated into this Agreement in its entirety.

1.	EMPLOYMENT

The Company agrees to continue to employ Executive, and Executive agrees to continue to accept employment by the Company as its Chief Executive Officer and report to the Company’s Board of Directors. Subject to Sections 3.3 and 3.4, changes may be made from time to time by the Company in its sole discretion to the duties, reporting relationships and title of Executive. Executive will perform the duties as are commensurate and consistent with Executive’s position and will devote Executive’s full working time, attention and efforts to the Company and to discharging the responsibilities of Executive’s position, and such other duties as may be assigned from time to time by the Company, which relate to the business of the Company and are reasonably consistent with Executive’s position. During Executive’s employment, Executive will not engage in any business activity that, in the reasonable judgment of the Board of Directors, conflicts with the duties of Executive under this Agreement, whether or not such activity is pursued for gain, profit or other advantage. Executive agrees to comply with the Company’s standard policies and procedures, including the Company’s Confidential Information, Inventions, Nonsolicitation and Noncompetititon Agreement previously executed by Executive, and with all applicable laws and regulations.

2.	COMPENSATION AND BENEFITS

The Company agrees to pay or cause to be paid to Executive and Executive agrees to accept in exchange for the services rendered hereunder the following compensation and benefits:

2.1	Annual Salary

Executive’s compensation shall consist of an annual base salary (the “Salary”) of $284,000, payable in semi-monthly installments in accordance with the payroll practices of the Company. The Salary shall be reviewed, and shall be subject to change, by the Board of Directors (or the Compensation Committee thereof) at least annually while Executive is employed hereunder.

2.2	Bonus And Equity Awards

Executive shall be eligible to participate in the Company’s incentive bonus plans as may be adopted from time to time by the Board of Directors (or the Compensation Committee thereof), subject to and in accordance with the terms and conditions of such plans. Executive also may be eligible to receive equity awards under the Company’s equity plan, with the amount, terms and conditions of such equity awards to be determined by the Board of Directors (or the Compensation Committee thereof).

2.3	Benefits

Executive shall be eligible to participate, subject to and in accordance with applicable eligibility requirements, in such employee benefit plans, policies, programs and arrangements as are generally provided to the Company’s other similarly situated executives, which shall include, at a minimum, basic health, dental and vision insurance.

2.4	Vacation and Other Paid Time-Off Benefits

Each calendar year, Executive shall be entitled to that number of weeks of paid vacation per year equal to those provided to similarly situated executives of the Company, in accordance with the plans, policies, programs and arrangements of the Company applicable to similarly situated executives of the Company generally. Executive also shall be provided such holidays and sick leave as the Company makes available to all of its other employees.

3.	TERMINATION

3.1	Employment At Will

Executive acknowledges and understands that employment with the Company is at will and can be terminated by either party for no reason or for any reason not otherwise specifically prohibited by law. Nothing in this Agreement is intended to alter Executive’s at-will employment status or obligate the Company to continue to employ Executive for any specific period of time, or in any specific role or geographic location. Except as expressly provided for in this Agreement, upon any termination of employment, Executive shall not be entitled to receive any payments or benefits under this Agreement other than unpaid Salary earned through the date of termination and unused vacation that has accrued as of the date of Executive’s termination of employment that would be payable under the Company’s standard policy.

3.2	Automatic Termination on Death or Total Disability

This Agreement and Executive’s employment hereunder shall terminate automatically upon the death or Total Disability of Executive. “Total Disability” shall mean Executive’s inability, with reasonable accommodation, to perform the duties of Executive’s position for a period or periods aggregating ninety (90) days in any period of one hundred eighty (180) consecutive days as a result of physical or mental illness, loss of legal capacity or any other cause beyond Executive’s control. Executive and the Company hereby acknowledge that Executive’s ability to perform Executive’s duties is the essence of this Agreement. Termination hereunder shall be deemed to be effective (a) at the end of the calendar month in which Executive’s death occurs or (b) immediately upon a determination by the Board of Directors (or the Compensation Committee thereof) of Executive’s Total Disability. In the case of termination of employment under this Section 3.2, Executive shall not be entitled to receive any payments or benefits under this Agreement other than unpaid Salary earned through the date of termination and unused vacation that has accrued as of the date of Executive’s termination of employment that would be payable under the Company’s standard policy.

3.3	Termination of Employment Without Cause or for Good Reason, Other Than in Connection with a Change of Control

(a) If (1) the Company terminates Executive’s employment without Cause (as defined in Appendix A), or (2) Executive resigns for Good Reason (as defined in Appendix A), then Executive shall be entitled to receive the following termination payments and benefits; provided, however, that this Section 3.3 shall not apply to, and shall have no effect in connection with, any termination to which Section 3.2 or Section 3.4 of this Agreement applies:

(i) an amount equal to six (6) months’ Salary, at the rate in effect immediately prior to termination, payable to Executive in accordance with the terms below (“Severance Payments”);

(ii) unpaid Salary earned through the date of termination and unused vacation that has accrued and would be payable under the Company’s standard policy (collectively, the “Accrued Obligations”), payable in a lump sum on the next regularly scheduled payroll date following the date on which Executive’s employment terminated;

(iii) COBRA continuation coverage paid in full by the Company, so long as Executive has not become actually covered by the medical plan of a subsequent employer during any such month and is otherwise entitled to COBRA continuation coverage, with such payments for up to a maximum of six (6) months following the date of termination. After such period, Executive is responsible for paying the full cost for any additional COBRA continuation coverage to which Executive is then entitled;

(iv) accelerated vesting by an additional twelve (12) months of Executive’s (A) then unvested stock options to purchase securities of the Company and (B) any other then outstanding equity-based awards that vest based on continued employment or service; and

(v) an extension of the time period during which Executive may exercise Executive’s then outstanding stock options, to the extent vested on the date of termination (taking into account the accelerated vesting provided in this Section 3.3(a)), until the earlier of (A) one (1) year from the date of termination and (B) the latest date upon which such stock options would have expired by their original terms under any circumstances.

(b) As a condition to receiving the payments and benefits under this Section 3.3 other than the Accrued Obligations, Executive shall execute (and not revoke within the applicable revocation period) a general release and waiver of all claims against the Company, which release and waiver shall be in a form acceptable to the Company, and in substantially the form attached hereto as Appendix B. Such release and waiver shall be delivered to the Company no later than the date specified by the Company (which date shall in no event be later than twenty-one (21) days or forty-five (45) days, as applicable, after the date on which Executive is presented with the terms of the release and waiver). In addition, payment of the amounts and benefits under this Section 3.3 are contingent on Executive’s full and continued compliance with the Company’s Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement, as the same may be amended from time to time.

(c) Notwithstanding the foregoing, termination of employment by Executive will not be for Good Reason unless (1) Executive notifies the Company in writing of the existence of the condition which Executive believes constitutes Good Reason within thirty (30) days of the initial existence of such condition (which notice specifically identifies such condition), (2) the Company fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”), and (3) Executive actually terminates employment within thirty (30) days after the expiration of the Remedial Period and before the Company remedies such condition. If Executive terminates employment before the expiration of the Remedial Period or after the Company remedies the condition (even if after the end of the Remedial Period), then Executive’s termination will not be considered to be for Good Reason.

(d) Subject to Section 3.3(b), Severance Payments under Section 3.3(a)(i) shall be paid to Executive through the Company’s normally scheduled payroll during the six (6) month period commencing within sixty (60) days following the date on which Executive’s employment was terminated without Cause or Executive resigned for Good Reason; provided, however, that in the event such sixty (60) day period begins in one taxable year of Executive and ends in a second taxable year of Executive, the Company shall not make any Severance Payments to Executive until the second taxable year. Each such payment shall be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including the rules and regulations thereunder (“Code Section 409A”). Notwithstanding the foregoing, if any payments and benefits payable pursuant to Section 3.3(a) constitute a “deferral of compensation” subject to Code Section 409A (after taking into account, to the maximum extent possible, any applicable exemptions), then the applicable provisions of Section 13 hereof shall apply.

3.4	Termination of Employment in Connection with a Change of Control

3.4.1	Benefits for Qualified Terminations in Connection with a Change of Control

(a) If (1) during the period commencing on the date the Company enters into a definitive agreement with respect to a transaction that would constitute a Change of Control (as defined in Appendix A) and ending on the date the definitive agreement therefor is terminated or the Change of Control is consummated, the Company terminates Executive’s employment without Cause (as defined in Appendix A), (2) during the period commencing upon the consummation of the Change of Control and ending eighteen (18) months thereafter, the Company or, if applicable, the surviving or successor employer (“Successor Employer”) terminates Executive’s employment without Cause (as defined in Appendix A), or (3) during the period commencing upon the consummation of the Change of Control and ending eighteen (18) months thereafter, Executive resigns for Good Reason (as defined in Appendix A), then Executive shall be entitled to receive the following termination payments and benefits and shall not also be eligible to receive the payments and benefits under Section 3.3:

(i) an amount equal to six (6) months’ Salary, measured as the higher of the Salary in effect immediately prior to the Change of Control or the Salary in effect immediately prior to termination, payable to Executive in accordance with the terms below (“CIC Severance Payments”);

(ii) Accrued Obligations, payable in a lump sum on the next regularly scheduled payroll date following the date on which Executive’s employment terminated;

(iii) COBRA continuation coverage paid in full by the Company, so long as Executive has not become actually covered by the medical plan of a subsequent employer during any such month and is otherwise entitled to COBRA continuation coverage, with such payments for up to a maximum of six (6) months following the date of termination. After such period, Executive is responsible for paying the full cost for any additional COBRA continuation coverage to which Executive is then entitled;

(iv) accelerated vesting of fifty percent (50%) of Executive’s (A) then unvested stock options to purchase securities of the Company or options to purchase comparable securities of a Successor Employer issued in substitution or replacement therefor in connection with the Change of Control and (B) any other then outstanding equity-based awards that vest based on continued employment or service. Notwithstanding the foregoing, to the extent any option agreements evidencing stock options granted to Executive prior to the Effective Date contain terms that provide for greater acceleration of vesting than that set forth in this paragraph, the terms of such option agreements shall continue to govern; and

(v) an extension of the time period during which Executive may exercise Executive’s then outstanding stock options, to the extent vested as of the date of termination (taking into account the accelerated vesting provided in this Section 3.4.1(a)), until the earlier of (A) one (1) year from the date of termination and (B) the latest date upon which such stock options would have expired by their original terms under any circumstances.

(b) As a condition to receiving the payments and benefits under this Section 3.4.1 other than the Accrued Obligations, Executive shall execute (and not revoke within the applicable revocation period) a general release and waiver of all claims against the Company, which release and waiver shall be in a form acceptable to the Company (including any Successor Employer thereto), and in substantially the form attached hereto as Appendix B. Such release and waiver shall be delivered to the Company (or any Successor Employer thereto) no later than the date specified by the Company (or any Successor Employer thereto) (which date shall in no event be later than twenty-one (21) days or forty-five (45) days, as applicable, after the date on which Executive is presented with the terms of the release and waiver). In addition, payment of the amounts and benefits under this Section 3.4.1 are contingent on Executive’s full and continued compliance with the Company’s Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement, as the same may be amended from time to time.

(c) Notwithstanding the foregoing, termination of employment by Executive will not be for Good Reason unless (1) Executive notifies the Company (or a Successor Employer thereto) in writing of the existence of the condition which Executive believes constitutes Good Reason within thirty (30) days of the initial existence of such condition (which notice specifically identifies such condition), (2) the Company (or a Successor Employer thereto) fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”), and (3) Executive actually terminates employment within thirty (30) days after the expiration of the Remedial Period and before the Company (or a Successor Employer thereto) remedies such condition. If Executive terminates employment before the expiration of the Remedial Period or after the Company (or a Successor Employer thereto) remedies the condition (even if after the end of the Remedial Period), then Executive’s termination will not be considered to be for Good Reason.

(d) Subject to Section 3.4.1(b), the CIC Severance Payments under Section 3.4.1(a) shall be paid to Executive through the Company’s (or the Successor Employer’s) normally scheduled payroll during the six (6) month period commencing within sixty (60) days following the date on which Executive’s employment was terminated without Cause or Executive resigned for Good

Reason; provided, however, that in the event such sixty (60) day period begins in one taxable year of Executive and ends in a second taxable year of Executive, the Company will not make any CIC Severance Payments to Executive until the second taxable year. Each such payment shall be treated as a separate payment for purposes of Code Section 409A. Notwithstanding the foregoing, if any payments and benefits payable pursuant to Section 3.4.1(a) constitute a “deferral of compensation” subject to Code Section 409A (after taking into account, to the maximum extent possible, any applicable exemptions), then the applicable provisions of Section 13 hereof shall apply.

3.4.2	Code Section 280G

(a) Notwithstanding anything in this Agreement to the contrary, in the event that Executive becomes entitled to receive or receives any payment or benefit under this Agreement or under any other plan, agreement or arrangement with the Company, any person whose actions result in a Change of Control or any other person affiliated with the Company or such person (all such payments and benefits being referred to herein as the “Total Payments”) and it is determined that any of the Total Payments will be subject to any excise tax pursuant to Code Section 4999, or any similar or successor provision (the “Excise Tax”), the Company shall pay to Executive either (1) the full amount of the Total Payments or (2) an amount equal to the Total Payments, reduced by the minimum amount necessary to prevent any portion of the Total Payments from being an “excess parachute payment” (within the meaning of Code Section 280G) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by Executive, on an after-tax basis, of the greatest amount of Total Payments notwithstanding that all or some portion of the Total Payments may be subject to the Excise Tax. For purposes of determining whether Executive would receive a greater after-tax benefit from the Capped Payments than from receipt of the full amount of the Total Payments, (i) there shall be taken into account any Excise Tax and all applicable federal, state and local taxes required to be paid by Executive in respect of the receipt of such payments and (ii) such payments shall be deemed to be subject to federal income taxes at the highest rate of federal income taxation applicable to individuals that is in effect for the calendar year in which the effective date of the Change of Control occurs, and state and local income taxes at the highest rate of taxation applicable to individuals in the state and locality of Executive’s residence on the effective date of the Change of Control, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes (as determined by assuming that such deduction is subject to the maximum limitation applicable to itemized deductions under Code Section 68 and any other limitations applicable to the deduction of state and local income taxes under the Code).

(b) All computations and determinations called for by this Section 3.4.2 shall be made by a reputable independent public accounting firm or independent tax counsel appointed by the Company (the “Firm”). All determinations made by the Firm under this Section 3.4.2 shall be conclusive and binding on both the Company and Executive, and the Firm shall provide its determinations and any supporting calculations to the Company and Executive within ten (10) business days after Executive’s employment terminates under any of the circumstances described in Section 3.4.1, or such earlier time as is requested by the Company. For purposes of making its determinations under this Section 3.4.2, the Firm may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and Executive shall furnish to the Firm such information and documents as the Firm may reasonably request in making its determinations. The Company shall bear all fees and expenses charged by the Firm in connection with its services.

(c) In the event that Section 3.4.2(a) applies and a reduction is required to be applied to the Total Payments thereunder, the Total Payments shall be reduced by the Company in its reasonable discretion in the following order: (1) reduction of any Total Payments that are subject to Code Section 409A on a pro-rata basis or such other manner that complies with Code Section 409A, as determined by the Company, and (2) reduction of any Total Payments that are exempt from Code Section 409A.

4.	ASSIGNMENT

This Agreement is personal to Executive and shall not be assignable by Executive. The Company may assign its rights hereunder to (a) any Successor Employer; (b) any other corporation resulting from any merger, consolidation or other reorganization to which the Company is a party; (c) any other corporation, partnership, association or other person to which the Company may transfer all or substantially all of the assets and business of the Company existing at such time; or (d) any subsidiary, parent or other affiliate of the Company. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

5.	AMENDMENTS IN WRITING

No amendment, modification, waiver, termination or discharge of any provision of this Agreement, or consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Company and Executive, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and Executive.

6.	NOTICES

Every notice relating to this Agreement shall be in writing and shall be given by personal delivery, by a reputable same-day or overnight courier service (charges prepaid), by registered or certified mail (postage prepaid, return receipt requested) or by facsimile to the recipient with a confirmation copy to follow the next day to be delivered by personal delivery or by a reputable same-day or overnight courier service to the appropriate party’s address or fax number below (or such other address and fax number as a party may designate by notice to the other parties):

If to the Company:	Zillow, Inc.
999 Third Avenue, Suite 4600
Seattle, Washington 98104
Fax Number: (206) 470-7002
Attn: General Counsel

If to the Executive:

7.	APPLICABLE LAW

This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the State of Washington, without regard to any rules governing conflicts of laws.

8.	ENTIRE AGREEMENT

This Agreement, on and as of the Effective Date, constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof, and all prior or contemporaneous oral or written communications, understandings or agreements between the Company and Executive with respect to such subject matter are hereby superseded in their entirety, except as otherwise provided herein.

9.	SEVERABILITY

If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

10.	WAIVERS

No delay or failure by any party hereto in exercising, protecting, or enforcing any of its rights, titles, interests, or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest, or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

11.	HEADINGS

All headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

12.	COUNTERPARTS

This Agreement, and any amendment or modification entered into pursuant to Section 5 hereof, may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

13.	CODE SECTION 409A

The Company makes no representations or warranties to Executive with respect to any tax, economic or legal consequences of this Agreement or any payments or other benefits provided hereunder, including without limitation under Code Section 409A, and no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A from Executive or any other individual to the Company or any of its affiliates.

Executive, by executing this Agreement, shall be deemed to have waived any claim against the Company and its affiliates with respect to any such tax, economic or legal consequences. However, the parties intend that this Agreement and the payments and benefits provided hereunder be exempt from the requirements of Code Section 409A, and the rules and regulations issued thereunder, to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to this Agreement, the parties intend that this Agreement and any payments and benefits hereunder comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A so as to avoid the imputation of any tax, penalty or interest under Code Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall be construed, interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

(a) To the extent Code Section 409A is applicable to this Agreement, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder (a “Separation from Service”), and, for purposes of any such provision of this Agreement, references to “terminate,” “termination,” “termination of employment,” “resigns” and like terms shall mean Separation from Service.

(b) If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Executive’s Separation from Service, Executive shall not be entitled to any payment or benefit on account of Executive’s Separation from Service, until the earlier of (1) the date which is six (6) months after Executive’s Separation from Service for any reason other than death or (2) the date of Executive’s death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A on Executive. Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive’s Separation from Service that are not so paid by reason of this Section 13(b) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Executive’s death).

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement effective on the date first set forth above.

EXECUTIVE

/s/ Spencer M. Rascoff

ZILLOW, INC.

By	/s/ Richard Barton

Its	Executive Chairman

APPENDIX A

DEFINITIONS

Capitalized terms used below that are not defined in this Appendix A have the meanings set forth in the Executive Employment Agreement (“Agreement”) to which this Appendix A is attached. As used in the Agreement,

1. “Cause” means the occurrence of one or more of the following events:

(a) willful misconduct, insubordination or dishonesty in the performance of Executive’s duties or a knowing and material violation of the Company’s or the Successor Employer’s policies and procedures in effect from time to time which results in a material adverse effect on the Company or the Successor Employer;

(b) the continued failure of Executive to satisfactorily perform his duties after receipt of written notice that identifies the areas in which Executive’s performance is deficient;

(c) willful actions in bad faith or intentional failures to act in good faith by Executive with respect to the Company or the Successor Employer that materially impair the Company’s or the Successor Employer’s business, goodwill or reputation;

(d) conviction of Executive of a felony or misdemeanor, conduct by Executive that the Company reasonably believes violates any statute, rule or regulation governing the Company, or conduct by Executive that the Company reasonably believes constitutes unethical practices, dishonesty or disloyalty and that results in a material adverse effect on the Company or the Successor Employer;

(e) current use by Executive of illegal substances; or

(f) any material violation by Executive of this Agreement or the Company’s Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement.

2. “Change of Control” means the occurrence of any of the following events:

(a) an acquisition by any Entity of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege where the security being so converted was not acquired directly from the Company by the party exercising the conversion privilege, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Company, (iv) any acquisition by a Founder Shareholder, provided that this clause (iv) shall terminate and be of no effect with respect to a Founder Shareholder at such time as such Founder Shareholder’s beneficial ownership of the Outstanding Company Voting Securities is less than 25%, or (v) any acquisition by any Entity pursuant to a transaction that meets the conditions of clauses (i), (ii) and (iii) set forth in the definition of Company Transaction;

(b) a change in the composition of the Board of Directors of the Company during any two-year period such that the individuals who, as of the beginning of such two-year period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of the two-year period, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be considered a member of the Incumbent Board; or

(c) the consummation of a Company Transaction.

3. “Company Transaction” means consummation of:

(a) a merger or consolidation of the Company with or into any other company;

(b) a statutory share exchange pursuant to which all of the Company’s outstanding shares are acquired or a sale in one transaction or a series of transactions undertaken with a common purpose of all of the Company’s outstanding voting securities; or

(c) a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of all or substantially all of the Company’s assets,

excluding, however, in each case, any such transaction pursuant to which

(i) the Entities who are the beneficial owners of the Outstanding Company Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, at least 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Successor Company in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Company Voting Securities;

(ii) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, a Related Company or a Successor Company) will beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the Successor Company entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to such transaction; and

(iii) individuals who were members of the Incumbent Board will immediately after the consummation of such transaction constitute at least a majority of the members of the board of directors of the Successor Company.

Where a series of transactions undertaken with a common purpose is deemed to be a Company Transaction, the date of such Company Transaction shall be the date on which the last of such transactions is consummated.

4. “Effective Date” shall be the closing date of the Company’s initial public offering.

5. “Entity” means any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act).

6. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

7. “Founder Shareholder” means any holder of record of the Class B common stock, par value $0.0001 per share, of the Company as of the Effective Date.

8. “Good Reason” means that Executive, without Executive’s express, written consent, has:

(a) incurred a material reduction in authority, duties or responsibilities at the Company or a Successor Employer (with respect to a termination in connection with a Change of Control, relative to authority, duties or responsibilities immediately prior to the Change of Control);

(b) incurred a material reduction in Executive’s annual Salary or bonus opportunity (except for reductions in connection with a general reduction in annual Salary for all executives of the Company by an average percentage that is not less than the percentage reduction of Executive’s annual Salary);

(c) suffered a material breach of this Agreement by the Company or a Successor Employer; or

(d) been required to relocate or travel more than fifty (50) miles from Executive’s then current place of employment in order to continue to perform the duties and responsibilities of Executive’s position (not including customary travel as may be required by the nature of Executive’s position).

9. “Parent Company” means a company or other entity which as a result of a Company Transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more intermediaries.

10. “Related Company” means any entity that is directly or indirectly controlled by, in control of or under common control with the Company.

11. “Successor Company” means the surviving company, the successor company or Parent Company, as applicable, in connection with a Company Transaction.

APPENDIX B

FORM OF RELEASE

In consideration for the payments and benefits to be provided pursuant to Section 3 of the Executive Employment Agreement (“Agreement”) entered into by and between                          (“Executive”) and Zillow, Inc., a Washington corporation (the “Company”), with an effective date of             , 2011, Executive agrees to the following:

(a) Executive represents that Executive has not filed any complaints, charges or lawsuits against the Company with any governmental agency or any court.

(b) Executive expressly waives all claims against the Company and releases the Company, and any of the Company’s past, present or future parent, affiliated, related, and/or subsidiary entities, and all of the past and present directors, shareholders, officers, general or limited partners, employees, agents, and attorneys, and agents and representatives of such entities, and employee benefit plans in which Executive is or has been a participant by virtue of his or her employment with the Company (collectively, the “Releasees”), from any claims that Executive may have against the Company or the Releasees. It is understood that this release includes, but is not limited to, any claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever, (1) Executive’s employment with the Company or its subsidiaries or the termination thereof or (2) Executive’s status at any time as a holder of any securities of the Company, including any claims for wages, stock or stock options, employment benefits or damages of any kind whatsoever arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any legal restriction on the Company’s right to terminate employment, or any federal, state or other governmental statute or ordinance, including, without limitation, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Washington Law Against Discrimination Act, the Washington Family and Parental Leave Act, or any other legal limitation on the employment relationship (the “Release”); provided, however, notwithstanding anything to the contrary set forth herein, that this Release shall not extend to (i) benefit claims under employee pension benefit plans in which Executive is a participant by virtue of Executive’s employment with the Company or its subsidiaries or to benefit claims under employee welfare benefit plans for occurrences (e.g., medical care, death, or onset of disability) arising after the execution of this Release by Executive, (ii) Executive’s rights to severance pay and benefits under the Agreement; (iii) any claims Executive may have for indemnification pursuant to law, contract or Company policy, (iv) any claims for coverage under any applicable directors’ and officers’ insurance policy in accordance with the terms of such policy, or (v) any claims arising from events that occur after the date Executive signs this Release.

Executive understands that this Release includes a release of claims arising under the Age Discrimination in Employment Act (ADEA). Executive understands and warrants that Executive has been given a period of twenty-one (21) days to review and consider this Release or forty-five (45) days if Executive’s termination is part of a group reduction in force. Executive further warrants that Executive understands that, with respect to the release of age discrimination claims only, Executive has a period of seven days (7) after execution of this Release to revoke the release of age discrimination claims by notice in writing to the Company.

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EXECUTIVE ACKNOWLEDGES ALL OF THE FOLLOWING:

(A) I HAVE CAREFULLY READ AND HAVE VOLUNTARILY SIGNED THIS RELEASE;

(B) I FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS RELEASE, INCLUDING THE WAIVER OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT; AND

(C) PRIOR TO SIGNING THIS RELEASE, I HAVE BEEN ADVISED OF MY RIGHT TO CONSULT, AND HAVE BEEN GIVEN ADEQUATE TIME TO REVIEW MY LEGAL RIGHTS WITH AN ATTORNEY OF MY CHOICE.

Executive Signature

Executive Name (Print)

Date

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